Exhibit 99.1
ASHFORD HOSPITALITY TRUST
First Quarter 2009 Conference Call
May 6, 2009
10am Central
Introductory Comments — Tripp Sullivan
Welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the first quarter of 2009. On the call today will be Monty Bennett, Chief Executive Officer; Doug Kessler, President; and, David Kimichik, Chief Financial Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday afternoon in a press release that has been covered by the financial media.
As we start, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.
In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which has been filed on Form 8-K with the SEC on May 5, 2009, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.
I will now turn the call over to Monty Bennett. Please go ahead.
Introduction — Monty Bennett
Good morning and thank you for joining us.
We are maintaining our consistent themes regarding the approach to these unprecedented market conditions. Our core objectives are prudent sustainability strategies and long term shareholder value enhancement. Most of our management strategies anticipated the high probability of, if not the timing of, this market downturn. We swapped our debt to floating rate, preserved diversification within our portfolio of hotels, sold hotels before the downturn, rapidly implemented aggressive cost cutting, and renegotiated our credit facility. To date all of these strategies have been effective, and yet in some cases unorthodox compared to our peers. No one could have predicted the magnitude of this downturn, but few could have done more to survive and prosper. The proof is in our results for the quarter.

AFFO and CAD per diluted share for the quarter was 31 cents and 23 cents respectively, compared to 29 cents and 22 cents for the first quarter of 2008. Three factors contributed to our success in this very challenging market. First, our interest rate swap strategy of switching from fixed to 1-month floating rate LIBOR resulted in a significant year over year decline in interest expense. Second, our aggressive cost containment helped to soften the impact of RevPAR declines on operating margins. Lastly, our share repurchase activity in the quarter resulted in share count reduction of 11.7 million common shares and 1.4 million preferred shares.
For our portfolio, proforma RevPAR for the hotels not under renovation was down 17.0% compared with the prior year. ADR was down 6.5% and occupancy was down 796 basis points. Our RevPAR yield index for the quarter was 122.2% compared with 119.8% a year ago, a gain of 240 basis points.
Our hotel EBITDA margin dropped year over year by 300 bps for hotels not under renovation and 315 bps for all hotels. Although our operating margins were down compared with the prior year, we continue to experience significant benefits from the cost control performance of our affiliate Remington Hotels, who operates approximately 1/3 of our hotel EBITDA. We have and continue to work with all managers to mitigate the impact of the downturn and implement cost saving measures.
In terms of capital expenditures, we are fortunate that we have historically spent sufficient capital to maintain the high quality of our hotels. This capital funding has enabled our RevPAR yield penetration index to consistently increase. Going forward we will be more conservative with the pace of expenditures as we monitor the opportunity cost of our capital. During the first quarter, we spent $19.8 million on Capex. Our significant projects for the year include: Hilton Rye Town, Capital Hilton, Hilton Nassau Bay Houston, and Bridgewater Marriott.
Our loan portfolio has generally held up considering the deteriorating market conditions. Of the $235 million we have invested in our loan portfolio, we can report that as of the end of the first quarter only our $7.1 million loan to the Hotel LaJolla was added to our short list of hotels not current on the interest payments. A total of $30.5 million of loans are not current, and we continue to work with borrowers or otherwise pursue remedies in those situations.
During the quarter, we made a couple of promotions that recognized the contributions of two senior leaders to our growth over the years. First, we promoted Doug Kessler to President from Chief Operating Officer and Head of Acquisitions. Second, we promoted David Brooks to Chief Operating Officer and General Counsel from Chief Legal Officer and Head of Transactions. Both are engaged in every phase of our business and will continue to put their skills and experience to work for Ashford in very meaningful ways.
Overall, we are confident in the portfolio management and capital allocation strategies we are implementing to offset these challenging times. The short-term gyrations of the market have our full attention, but we have not lost sight of what the long-term impact of our decisions will be on our shareholders. We have the advantages of an experienced team, a diversified portfolio and a much better cost structure than most, which should help us manage through the near term. We are unrelenting in our pursuit of creating long-term value for our shareholders.
I’d now like to turn the call over to David Kimichik to review our financial results.

Financial Review — David Kimichik
Thanks, Monty. Good Morning.
For the first quarter we reported net income to common shareholders of $6,827,000, Adjusted EBITDA of $70,524,000 and AFFO of $31,031,000, or 31 cents per diluted share. We reported CAD of $23,727,000 or 23 cents per diluted share.
At quarter’s end, Ashford had total assets of $4.3 billion including $240 million of unrestricted cash. We had $2.8 billion of mortgage debt with a blended average interest rate of 3.37%. Including the $1.8 billion interest rate swap, 97% of our debt is now floating.
During the quarter we continued seeking ways to hedge the market’s downturn. We purchased a flooridor to work in concert with our interest rate swap to lower the floor from 1.25% to 0.75% through December 2010 to benefit from the LIBOR trend. For the quarter, the interest rate swap allowed us to save $10.7 million in interest costs.
Since the length of the swap does not match the term of the swapped fixed rate debt, for GAAP purposes the swap is not considered an effective hedge. The result of this is that the changes in market value of these instruments must be run through our P&L each quarter as unrealized gains or losses on derivatives. These are non-cash entries that will affect our Net Income but will be added back for purposes of calculating our AFFO and CAD, and for the first quarter it was a gain of $18,032,000.
At quarter’s end, our portfolio consisted of 103 hotels in continuing operations containing 22,913 rooms. Additionally we owned a position in 9 mezzanine loans with total principal outstanding of $235 million with an average annual un-leveraged yield of 11.4%.
Proforma hotel operating profit for the entire portfolio was down by $22.1 million or 26.3% for the quarter. Our proforma hotel operating profit margin decreased 300 basis points for the hotels not under renovation.
Ashford is in good shape regarding our two major financial covenants for our credit facility. Our quarter-end adjusted EBITDA to fixed charge ratio now stands at 1.73 times versus a required minimum of 1.25 times. Despite the continued industry downturn, this ratio equaled the same level it was at year end 2008. Ashford’s net debt to gross assets is at 56.9% versus a not to exceed level of 65%.
Additionally, Ashford has little refinancing risk ahead. We extended our only hard debt maturity for 2009 on the Hyatt in Dearborn, Michigan to April 2010. In 2010, we now have $104 million of debt maturities, certainly a manageable number.
I’d now like to turn it over to Doug to discuss our capital allocation strategies.

Capital Allocation Strategies — Douglas Kessler
Thanks, and good morning.
Capital decisions in an uncertain and opportunistic environment are getting our full attention. Our focus remains sustainability first, followed by an analysis of capital allocation opportunity costs. Our logic is straightforward. We consider our possible capital needs and stress test areas including: operating shortfalls, interest payments, debt maturities, capital expenditures, and contingencies pertaining to our loan portfolio. We then look at our balance sheet and sources of capital, such as ongoing operations, asset sales, loan payoffs, and refinancings. We continued to maintain our liquidity in the quarter with $240 million of unrestricted cash on the balance sheet at quarter end, even after funding share buybacks and capex. Cash could be used for the following purposes. First, we want to preserve an appropriate cash level as determined by our management team and Board. Second, with our excess cash, we could reduce debt. But with few near term maturities and an extremely low cost of debt, this does not seem prudent. Third, we could hold cash for future acquisitions, loans or extensive value-add capex. But we believe that the expected returns and performance uncertainty do not offer returns matching our best deployment alternative — namely share buybacks.
We’ve seen some firms raise common equity, despite the dilution to their shareholders to address specific capital needs or goals. However, the accretion to our shareholders from common and preferred buybacks is significant both near term and for the future as we position the company for a recovery. During the quarter we acquired 11.7 million common shares at an average price of $1.36, plus 1.4 million shares of our preferred at an average price of $7.41. We will continue to be disciplined and opportunistic with our capital options and will engage in strategies taking into account changes in company performance and the lodging and capital markets.
Meanwhile, despite persistent concerns about the lack of hotel financing capital, we were able to close on two loans on very distinct asset types totaling $67.8 million and resulting in $19.5 million of excess proceeds. We completed the refinancing of the Marriott Crystal Gateway in the first quarter with a major life company for $60.8 million at a rate of 400 basis points over LIBOR for a 5 year term including extensions. We followed up that transaction with the financing of the Residence Inn in Jacksonville, Florida with a regional bank for a rate that equals the greater of 6% or prime plus 1, and a 25-year term that is prepayable.
We continue to be proactive in discussing with each lender every one of our loans coming due in 2010 through 2012. Although there is no immediate pressure to refinance, we want to obtain extensions where we can and have already agreed to document terms to extend one of our fully extended 2012 maturities to 2013 totaling in excess of $50 million.
We do not expect to be active buying new hotels or making loans at any time in the forseable future given our better home grown capital allocation alternatives. However, we continue to mine the market for external capital sources away from the public equity markets to find capital while preserving shareholder value. For instance, there is an increasing appetite in the market for structured finance transactions and we intend to see if there are accretive applications within our portfolio with outside capital partners. As you’ve seen in the past, we are a disciplined seller, and you should expect the same from us going forward in spite of growing bid/ask spreads in the market.

Given that management and insiders own 12.8% of Ashford, we are aligned with our shareholders and are not hesitant to do things that at times may look different than some of our peers, but which we believe will add value. We have a very focused and proactive approach on our operations and capital markets activity with an eye on today’s events, but stressing the long-term decisions that will favorably impact the value of our shareholders’ investment.
That concludes our prepared remarks, and now we’ll open it up to any questions you may have.
Ending — Monty Bennett
Thank you for your participation on today’s call.
We look forward to speaking with you again on our next call.